Exhibit 10.9

Dear Ms. Austin:

I am pleased to offer you a position with Crowdstrike Holdings, Inc. (the “Company”), as a member of our Board of Directors.  If you decide to join us, at the first Board of Directors meeting for the Company following your commencement as a member of the Board (the “Start Date”), it will be recommended that you be granted the following equity awards:

•                                          an option to purchase 277,500 shares of the Company’s common stock at a price per share equal to the fair market value per share of the common stock on the date of grant, as determined by the Company’s Board of Directors (the “Option”).  The shares subject to the Option shall vest monthly over 48 months in equal monthly amounts subject to you continuing to be a member of the Board through each applicable vesting date; and

•                                          an award of 92,500 Company restricted stock units (“RSUs”) (such award, the “RSU Award” and together with the Option, each an “Equity Award” and collectively, the “Equity Awards”).  The RSU Award will not vest unless you continue to be a member of the Board through a Liquidity Event, at which time the RSU Award will become eligible to vest (the “Vesting Eligible Event”).  Upon the first Vesting Date to occur following the Vesting  Eligible Event, a number of RSUs will vest as if the RSU Award had been scheduled to vest as to 25% of the RSUs on the first anniversary following your Start Date and as to 1/16th of the RSUs each 3-month period thereafter (the “Vesting Schedule”).  To the extent that some or all of the RSU Award does not vest on the first Vesting Date to occur following the Vesting Eligible Event, then the RSU Award will become scheduled to vest on first Vesting Date to occur following a scheduled vesting date pursuant to the Vesting Schedule, subject to you continuing to be a member of the Board through each applicable vesting date.  For these purposes, a “Vesting Date,” means March 20, June 20, September 20, and December 20, and “Liquidity Event” means the earlier of: (i) immediately prior to a Change in Control (as defined in the Company’s 2011 Stock Incentive Plan (the “Plan”)), subject to the consummation of such Change in Control in which the consideration paid to holders of shares of common stock is either solely cash, solely securities that are publicly traded on an established stock exchange or a national market system, or a combination thereof, or (ii) the first Vesting Date to occur following the expiration of the lock-up period in connection with the initial offering of shares of common stock to the public.

Notwithstanding the foregoing vesting schedule, in the event of a Change in Control that occurs after the one-year anniversary of your Start Date and while you are a member of the Board, the Equity Awards will become fully vested (and in the case of the Option, fully exercisable).

The above Equity Awards will each be subject to the terms and conditions of the Plan and a Stock Option Agreement or Restricted Stock Unit Award Agreement (as applicable), including vesting requirements.

We will reimburse you for reasonable expenses in connection with your services as a director, including travel to board meetings, consistent with the Company’s policies.

To accept the Company’s offer, please sign and date this letter in the space provided below.  A duplicate original is enclosed for your records.  This letter sets forth the terms of your membership on the Board of the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We look forward to your favorable reply and to working with you.

Sincerely,

/s/ George Kurtz
George Kurtz
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Roxanne Austin
Printed Name:	Roxanne Austin
Date:	9/10/2018